Exhibit 99.1

              Magnetek Announces Fiscal 2006 Third-Quarter Results


    CHATSWORTH, Calif.--(BUSINESS WIRE)--May 12, 2006--Magnetek, Inc.
(NYSE:MAG):

    -- Revenue from continuing operations was $57.2 million, compared to $57.0 million in the third quarter of fiscal 2005.

    -- Gross profit declined to $12.4 million from $14.2 million in the prior-year third quarter, resulting in a net loss of $.15 per share.

    -- Quarterly bookings of $65.1 million exceeded billings by 14%; and backlog increased 15% to $72.7 million, the highest level in over a year.

    -- Quarterly sales of Magnetek's newly introduced alternative energy and utility grid management systems increased 30% to $1.7 million.

    Magnetek, Inc. (NYSE:MAG) today reported its results for the third quarter and first nine months of fiscal 2006, which ended on April 2, 2006(a).
    The Company's continuing operations recorded revenue of $57.2 million, compared to $57.0 million in the third quarter of fiscal 2005.
    Gross profit amounted to $12.4 million, compared to $14.2 million in the corresponding period a year ago. Gross profit as a percentage of sales decreased from the third quarter of last year as well as the second quarter of this year due primarily to manufacturing dislocations created by product-line moves and ramp-up inefficiencies associated with new products.
    Reduced gross profit resulted in a $2.6 million third-quarter operating loss from continuing operations, versus a $0.9 million operating loss in the prior year third quarter.
    The operating loss, together with interest expense related to debt refinancing and income taxes, including non-cash tax consequence of tax-basis goodwill amortization, resulted in a third-quarter net loss from continuing operations of $4.4 million or $.15 per share. This compares with a net loss from continuing operations of $1.9 million or $.07 per share in last year's third quarter.
    Including results of discontinued operations, Magnetek's fiscal 2006 third-quarter net loss also amounted to $4.4 million or $.15 per share, compared to a net loss of $25.0 million or $.88 per share in the same period a year earlier; $22.0 million of this was attributable to a non-cash charge stemming from a patent arbitration award that the Company is contesting in Federal Court.

    Third-Quarter Results

    Third-quarter sales of power-electronic products increased sequentially from the second quarter of fiscal 2006, due to strengthening in embedded power supplies markets such as information technology, communications and consumer appliances. Due primarily to seasonal factors affecting industrial markets, sales of the Company's power-control systems declined in the third quarter. Power-electronic products accounted for 58% of Magnetek's revenues in the third quarter, while power-control systems accounted for 42% of revenues.
    A change in product mix from the fiscal 2006 second quarter, when higher-profit systems sales accounted for 45% of revenue, was partly responsible for the decline in gross profits and margins in the third quarter. However, the greatest impact on short-term profitability was caused by manufacturing inefficiencies associated with retraining personnel and retooling the Company's factory in Italy to build new systems products.
    Product mix is expected to rebound to more profitable levels but operating inefficiencies will likely continue to affect profits through calendar 2006.
    Sales of power-electronic products increased sequentially to $33.4 million in the third quarter from $32.6 million in the second quarter, reflecting gradual improvement in markets for embedded power supplies in general. Shipments of power-electronic products are expected to accelerate in the current quarter due to continued strong bookings and commencement of new programs by four of Magnetek's largest OEM customers.
    Sales of power-control systems declined from the second fiscal quarter as a result of seasonal industry budget cycles and unusually strong second-quarter sales of telecom power subsystems in Europe. However, inquiry activity in the industrial sector is picking up as usual at this time of year; and in March, Magnetek entered into an agreement with Eaton Corporation to design, manufacture, market and service Eaton integrated direct DC (DDC) drive systems for cranes and hoists under Magnetek's OmniPulse(TM) brand. Responding to customer demand, Magnetek has quoted $2.4 million of these systems to date.

    Alternative Energy Developments

    Sales of Magnetek alternative energy interfaces and utility grid management systems reached $1.7 million in the third quarter, up 30% from the second quarter.
    In April, Manhattan's largest functioning Building Integrated Photovoltaic (BIPV) power system began harvesting energy from the sun thanks to Magnetek solar inverter technology. Whitehall Ferry Terminal has been the home of the Staten Island Ferry for a century. Although designed for residential installations, Magnetek Aurora(TM) photovoltaic (PV) power inverters were chosen for the Whitehall Terminal BIPV project because of their wide input voltage range and their ability to glean energy from PV panels arrayed at different angles under varying light conditions.
    Also in April, Magnetek announced that it has secured distribution agreements for its Aurora solar inverters with channel partners in Italy and Spain. These agreements are valued at more than $3 million in sales during calendar 2006, subject to demand and availability. Italy and Spain each have adopted solar PV incentive programs aimed at installing up to 100-megawatts (MW) of new solar energy capacity, emerging as the fourth and fifth largest potential solar power markets in the world.

    Legal Matters

    On October 19, 2005 a motion to confirm a $23.4 million patent infringement award levied against Magnetek on May 3, 2005 and Magnetek's motion to vacate the award on grounds that it was obtained fraudulently were heard in the Federal District Court of Northern Illinois. The presiding judge indicated that he would issue his decision by mail, but did not indicate when that might occur. As of this date, no decision has been received by Magnetek.
    However, there have been developments in other cases concerning the validity of the plaintiff's lighting ballast patents. A trial in the Federal District Court of Middle Tennessee involving a lighting ballast business formerly owned by Magnetek has been postponed indefinitely, pending U.S. Patent and Trademark Office reexamination of the plaintiff's patents. No verdict has been reached yet in another trial in the Federal District Court of Northern Illinois involving a former Magnetek competitor in the lighting ballast business.

    Future Outlook

    The Company's book-to-bill ratio in the third quarter was 1.14:1.00, up from 1.07:1.00 in the second fiscal quarter; and backlog at the end of the third quarter stood at $72.7 million, up from $63.4 million at the end of the second quarter. Hence, revenues from continuing operations in the current quarter are expected to exceed $60 million for the first time in more than a year.
    Magnetek's return to profitability is primarily dependent upon sustained improvement in revenues, gross margins and product mix. Management believes that the Company's global borrowing capacity and internally generated cash flows will be sufficient to fund operations, capital expenditures and other near-term commitments. However, future cash flows will be impacted by scheduled debt maturities and anticipated pension contributions beginning in fiscal years 2007 and 2008. Consequently, Magnetek has engaged Stephens Inc. to assist management in evaluating various cash-raising alternatives, which may include asset sales and capital market transactions, to meet these obligations.

    Conference Call Webcast

    This morning at 11:00 a.m. Eastern time Magnetek management will host a conference call to discuss Magnetek's fiscal 2006 third-quarter results. The call will be carried live and a replay will be accessible from the "Investor Information" page of Magnetek's website: www.magnetek.com.
    Magnetek, Inc. manufactures digital power control products and systems used in applications requiring very reliable, precise, energy-efficient power, including communications, industrial automation, information technology, consumer products, alternative energy, transportation and energy management. The Company reported sales of $242 million for its 2005 fiscal year, ended on July 3, 2005(a).

    (a) Magnetek's fiscal quarters end on the Sundays nearest
September 30, December 31, March 31 and June 30.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year ending July 2, 2006. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include economic and market conditions, audit-related costs and findings and legal proceedings and their effects on the Company's expected financial results. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                          Three months ended      Nine months ended
                             (Unaudited)             (Unaudited)
                        ---------------------  -----------------------
                        (13 weeks)  (13 weeks)  (39 weeks)  (40 weeks)
                         April 2,    April 3,    April 2,    April 3,
Results of Operations:     2006        2005        2006        2005
---------------------- ----------- ----------- ----------- -----------
Net sales              $   57,212  $   57,038  $  173,056  $  185,245
Cost of sales              44,833      42,874     130,882     139,358
---------------------- ----------- ----------- ----------- -----------
Gross profit               12,379      14,164      42,174      45,887
Research and
 development                4,214       3,991      11,690      11,180
Selling, general and
 administrative            10,717      11,053      30,935      32,136
---------------------- ----------- ----------- ----------- -----------
Income (loss) from
 operations                (2,552)       (880)       (451)      2,571
Interest expense, net         863         418       2,065         999
Other (income)
 expense (1)                  175          68         700      (1,115)
---------------------- ----------- ----------- ----------- -----------
Income (loss) from
 continuing operations
 before provision for
 income taxes              (3,590)     (1,366)     (3,216)      2,687
Provision for income
 taxes (2)                    850         550       2,550       1,725
---------------------- ----------- ----------- ----------- -----------
Income (loss) from
 continuing operations     (4,440)     (1,916)     (5,766)        962
Income (loss) from
 discontinued
 operations, net of
 tax (3)                       10     (23,085)     (1,443)    (25,261)
---------------------- ----------- ----------- ----------- -----------
Net income (loss)      $   (4,430) $  (25,001) $   (7,209) $  (24,299)
---------------------- ----------- ----------- ----------- -----------

Per common share:
Net income (loss) from
 continuing
 operations - basic &
 diluted               $    (0.15) $    (0.07) $    (0.20) $     0.04
Net income (loss) from
 discontinued
 operations - basic &
 diluted               $     0.00  $    (0.81) $    (0.05) $    (0.89)
---------------------- ----------- ----------- ----------- -----------

Net loss - basic &
 diluted               $    (0.15) $    (0.88) $    (0.25) $    (0.85)
---------------------- ----------- ----------- ----------- -----------

Weighted average
 shares outstanding:
  Basic                    28,911      28,544      28,905      28,525
  Diluted                  29,460      28,544      28,905      29,229


 (1) Includes write-off of deferred financing of $0.4 million in the nine-month period ended April 2, 2006, related to the refinancing of senior debt. Includes $1.3 million income from sale and license of rights and patents in the nine-month period ended
     April 3, 2005.

 (2) Includes $0.4 million and $1.2 million non-cash provision related to deductible tax basis goodwill amortization in U.S. in both three- and nine-month periods respectively.

 (3) Includes a $22.0 million patent arbitration charge in the three- and nine-month periods ended April 3, 2005


                          Three months ended      Nine months ended
                             (Unaudited)             (Unaudited)
                         April 2,    April 3,    April 2,    April 3,
Other Data:                2006        2005        2006        2005
---------------------- ----------- ----------- ----------- -----------
Depreciation and
 amortization          $    2,301  $    2,436  $    6,746  $    7,270
Capital expenditures   $      964  $    2,156  $    4,146  $    6,068


                                                 April 2,
                                                   2006      July 3,
Balance Sheet Data:                            (Unaudited)     2005
---------------------------------------------- ----------- -----------
Working capital (excluding current portion of
 long-term debt)                               $   76,776  $   51,947
Total assets                                      251,302     229,180
Total long-term debt (including current
 portion)                                          48,527      25,230
Stockholders' equity                               40,852      46,060



                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                           April 2,
                                             2006           July 3,
                                          (Unaudited)        2005
                                         -------------   -------------
Cash                                     $      1,426    $      6,854
Restricted cash                                22,602               -
Accounts receivable, net                       54,918          54,022
Inventories                                    55,335          49,950
Prepaid and other                               4,943           5,713
Assets held for sale                            6,339           4,727
                                         -------------   -------------
  Total current assets                        145,563         121,266

Property, plant & equipment, net               30,298          31,939
Goodwill                                       63,820          63,656
Other assets                                   11,621          12,319
                                         -------------   -------------
  Total assets                           $    251,302    $    229,180
                                         =============   =============

Accounts payable                         $     33,598    $     36,974
Accrued liabilities                            11,017           8,523
Accrued arbitration award                      22,602          22,602
Liabilities held for sale                       1,570           1,220
Current portion of long-term debt              29,359           5,702
                                         -------------   -------------
  Total current liabilities                    98,146          75,021

Long-term debt, net of current portion         19,168          19,528
Pension benefit obligations                    73,418          70,568
Other long-term obligations                     8,196           7,627
Deferred income taxes                          11,522          10,376

Common stock                                      287             286
Paid in capital in excess of par value        129,260         128,664
Retained earnings                              32,809          40,018
Accumulated other comprehensive loss         (121,504)       (122,908)
                                         -------------   -------------
  Total stockholders' equity                   40,852          46,060

  Total liabilities and equity           $    251,302    $    229,180
                                         =============   =============


    CONTACT: Magnetek, Inc.
             Robert Murray, 818-727-2216 (ext. 111)
             bmurray@magnetek.com